EXHIBIT 10.5

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made and entered into as of the 8 day of June, 2011, by and between BAY INVESTORS, LLC, a Texas limited liability company (“Assignor”), and IN-104 AUSTIN, LLC, a Delaware limited liability company (“Assignee”);

W I T N E S S E T H:

WHEREAS, Assignor has this day conveyed to Assignee certain real property situate in Travis County, Texas, more particularly described on Exhibit “A” attached hereto and made a part hereof, together with all improvements thereon (the “Real Property”);

WHEREAS, the Real Property is subject to a certain Lease Agreement dated August 21, 2000, between McMahon Development Group, LLC a California limited liability company, as landlord and FEDEX GROUND PACKAGE SYSTEM, INC., a Delaware corporation, as tenant, as assigned from McMahon Development Group, LLC to Austin MDG, LP by Assignment of Lease dated August 28, 2000, as further assigned from Austin MDG, LP to Bay Investors, LLC, a California general partnership, by that certain Assignment of Leases, Rents and Security Deposits effectively dated April 27, 2001, as amended by that certain First Amendment to Lease Agreement effectively dated May 3, 2011 (the “Lease”); and

WHEREAS, in conjunction with the conveyance of the Real Property, Assignor has agreed to assign all of its right, title and interest in and to the Lease to Assignee, and Assignee has agreed to assume and perform certain of Assignor’s liabilities and obligations arising under the Lease on and after the date hereof, all in accordance with this Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Assignment. Assignor hereby assigns, transfers, and conveys to Assignee all of Assignor’s right, title and interest as landlord or lessor in and to the Lease and all of the rights, benefits and privileges of the landlord or lessor thereunder, including without limitation all of Assignor’s right, title and interest in and to all security deposits and rentals thereunder.

2. Indemnity by Assignor. Assignor shall indemnify and hold Assignee harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees and costs) arising out of (a) any obligation or liability of the landlord or lessor under the Lease which was to be performed or which became due during the period in which Assignor owned the Real Property, and (b) any obligation or liability of landlord or lessor under the Lease arising after the date hereof relating to acts or omissions occurring prior to the date hereof during the period Assignor owned the Real Property.

3. Assumption. Assignee hereby assumes all liabilities and obligations of Assignor under the Lease which arise on or after the date hereof and agrees to perform all obligations of Assignor under the Lease which are to be performed or which become due on or after the date hereof (except those obligations for which Assignee is indemnified pursuant to Section 2 above for which Assignor shall remain liable and except for those obligations arising due to acts or omissions occurring prior to the date hereof).

4. Indemnity by Assignee. Assignee shall indemnify and hold Assignor harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees) arising out of Assignee’s failure to perform any obligations or liability of the landlord or lessor under the Lease arising on or after the date upon which the Lease is assumed by Assignee hereunder. Assignee shall be released from its obligations under this Section 4 on the date Assignee conveys the Real Property to another party and such other party assumes the obligations of Assignee as landlord under the Lease.

5. Limitation of Liability. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Assignee under this Agreement shall be enforced only against Assignee’s interest in the Real Property and not against any other assets, properties or funds of (a) Assignee or any partner, shareholder, director, officer, employee, agent, successor or assign of any thereof, (b) any predecessor or successor partnership or corporation (or other entity) of Assignee, respectively, either directly or through Assignee or any other predecessor or successor partnership or corporation (or other entity) or (c) any other person or entity.

6. Representations and Warranties. Assignor hereby represents and warrants to Assignee (a) that it has full power and authority to assign the Lease to Assignee, (b) that the Lease is in full force and effect and has not been modified or amended in any manner whatsoever, and (c) all right, title and interest of Assignor in and to the Lease is free and clear of any and all claims, liens and encumbrances whatsoever and that it does warrant and will forever defend the same against the claim or claims of all persons whomsoever.

7. Further Assurances. Assignor covenants with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.

8. Counterparts. This Assignment may be executed by the parties in counterparts, in which event the signature pages thereof shall be combined in order to constitute a single original document.

9. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth above.

Signed, sealed and delivered in the presence of:		ASSIGNOR: BAY INVESTORS, LLC, a Texas limited liability company

Name:	/s/ Kenneth A. Tipton	By:	/s/ Maxine Davis Harris, Manager
Print Name:	Kenneth A. Tipton	Name:	Maxine Davis Harris
		Title:	Manager

Name:	/s/ Edna K. Tipton
Print Name:	Edna K. Tipton

STATE OF CALIFORNIA	§
§
COUNTY OF SAN DIEGO	§

This instrument was acknowledged before me on this the 6th  day of June, 2011, by MAXINE DAVIS HARRIS, as Manager of BAY INVESTORS, LLC, a Texas limited liability company, on behalf of said limited liability company.

/s/ James Patrick O’Connell
(NOTARY STAMP)	Notary Public, State of California

ASSIGNEE: IN-104 AUSTIN, LLC,
a Delaware limited liability company
Name:	/s/ Linda A. Scarcelli
Print Name:	Linda A. Scarcelli
		By:	/s/ Robert A. Bourne
Name:	/s/ Amy J. Patterson	Name:	Robert A. Bourne
Print Name:	Amy J. Patterson	Title:	President

[CORPORATE SEAL]

STATE OF FLORIDA

COUNTY OF ORANGE

The foregoing instrument was acknowledged before me this     6     day of June, 2011 by     ROBERT A. BOURNE     as     President     of IN-104 AUSTIN, LLC, a Delaware limited liability company, on behalf of the limited liability company. He/she is personally known to me ~~or has produced              as identification~~.

/s/ Linda A. Scarcelli

(NOTARY SEAL)	Print Name:

Notary Public, State of Florida

Commission #:

My commission expires:

EXHIBIT A

Legal Description

Omitted